Exhibit (a)(3)
          OFFER TO EXCHANGE, DATED AUGUST 21, 2002


            GENERAL EMPLOYMENT ENTERPRISES, INC.

         Offer To Exchange Outstanding Stock Options
 Under the General Employment Enterprises, Inc. 1995 Stock Option Plan, the General Employment Enterprises, Inc. 1997 Stock Option Plan and the General Employment Enterprises, Inc. 1999 Stock Option Plan

           The Offer and Withdrawal Rights Expire
      at 5:00 p.m., Central Time, on September 20, 2002
                Unless the Offer is Extended.

General Employment Enterprises, Inc. (the "Company") is offering to its employees and directors, the opportunity to exchange outstanding options to purchase shares of its common stock that have an exercise price equal to or greater than $3.00 per share granted under the General Employment Enterprises, Inc. 1995 Stock Option Plan, the General Employment Enterprises, Inc. 1997 Stock Option Plan and the General Employment Enterprises, Inc. 1999 Stock Option Plan (the "Plans"), for new options to purchase shares of the Company's common stock.

Under the terms of the offer, you are given the opportunity to exchange your existing eligible options for replacement options that will have an exercise price of $0.86 per share, which was the closing price of the Company's common stock on the American Stock Exchange on August 5, 2002. You will receive one new option for every eligible option that you exchange having an exercise price from $3.00 to $5.50 per share, and you will receive one new option for every two eligible options that you exchange having an exercise price above $5.50 per share. Replacement options will be issued in a full number of shares. Any fractional shares will be forfeited.

The replacement options to be issued to you will be considered granted as of August 5, 2002 and they will expire on August 4, 2012. The replacement options will have a waiting period before they may be exercised that will be equal to the waiting period of the tendered options when they were granted.

If you wish to accept this offer, you must complete an election form agreeing to exchange your eligible stock options for new options. This offer is currently expected to expire at 5:00 p.m., Central time, on September 20, 2002, (the "Exchange Offer Expiration Date"), unless we extend the offer to a later date. Section 14 describes our rights to extend, terminate and amend the offer.

This offer is not conditioned upon a minimum number of options being tendered. However, this offer is subject to conditions which we describe in Section 6 of this offer.

Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether you should tender your options.

However, we believe that the offer may create a better opportunity for the option holders who elect to exchange their options to obtain value from their options and our stock option program in the short term. The Board of Directors recognizes that the decision to accept or reject the offer is an individual decision that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation.

Shares of the Company's common stock are quoted on the American Stock Exchange under the symbol "JOB." On August 19, 2002, the last reported sale price of the common stock on the American Stock Exchange was $0.90 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

                       August 21, 2002


THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      TABLE OF CONTENTS

Description                                                    Page

SUMMARY TERM SHEET                                                4

THE OFFER                                                        11

1.   Number of Options and Exercise Price; Expiration Date       11
2.   Purpose of the Offer                                        12
3.   Procedures for Tendering Options                            13
4.   Withdrawal Rights                                           14
5.   Acceptance of Options for Exchange and Issuance of          14
     New Options
6.   Conditions of the Offer                                     15
7.   Price Range of Common Stock Underlying the Options          15
8.   Source and Amount of Consideration; Terms of New Options    16
9.   Information Concerning General Employment Enterprises, Inc. 18
10.  Interests of Directors and Officers; Transactions           19
     and Arrangements Concerning the Options
11. Status of Options Acquired by Us in the Offer; Accounting 19 Consequences of the Offer
12.  Legal Matters: Regulatory Approvals                         20
13.  Material Federal Income Tax Consequences                    20
14.  Extension of the Offer; Termination; Amendment              21
15.  Fees and Expenses                                           22
16.  Additional Information                                      23
17.  Miscellaneous                                               24

Schedule A - Information about our Directors and                 25
Executive Officers

Schedule B - Transactions Concerning Shares of Common Stock      26

                     SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer and the accompanying election form because the information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the election form.


What securities are we offering to exchange?

We are offering to exchange all eligible stock options to purchase shares of our common stock for new stock options to be granted under the Plans.


What stock options are eligible for exchange?

All outstanding options to purchase shares of our common stock that have an exercise price equal to or greater than $3.00 per share that were granted under the Plans are eligible for exchange (the "Eligible Stock Options").


Why are we making the offer?

Many of our outstanding options have per share exercise prices that are significantly higher than the current market price per share of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. This program will offer option holders a choice to keep their current stock options at their current exercise price or to surrender those options in exchange for new options to purchase shares of our common stock that were granted by the Company's Board of Directors on August 5, 2002 (the "Replacement Grant Date"). We would like to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, to create better performance incentives for employees and thereby maximize shareholder value.


What are the conditions to the offer?

If anyone files a lawsuit or a regulatory body takes an action challenging the offer or seeking to terminate or delay the completion of the offer, we reserve the right to terminate or delay the offer. The offer is not subject to a minimum number of options being tendered. These and other conditions are more fully described in Section 6.


Who may participate in the exchange offer?

Any active employee holding an Eligible Stock Option may participate. Non-employee members of our Board of Directors also may participate in the exchange offer.

Are there any eligibility requirements I must satisfy until the expiration date of the offer in order to receive the new options?

To receive grants of new options in this offer, you must be an active employee or a non-employee director of the Company or one of its subsidiaries from the date you tender your Eligible Stock Options through the Exchange Offer Expiration Date. We will grant the new options as of the Replacement Grant Date. If you are not an active employee or non-employee director of the Company or one of its subsidiaries from the date you tender your Eligible Stock Options through the Exchange Offer Expiration Date, your tendered options will not be accepted and will remain outstanding. You will not receive any new options in exchange for your tendered options that have been accepted for exchange, and the tendered options will remain outstanding pursuant to their original terms and conditions, including their exercise price and vesting schedule.


Do I have to participate?

No. Participation in the program is completely voluntary.


If I choose to participate, do I have to tender all my options?

We are not accepting partial tenders of an individual option grant. To tender any shares under an individual grant, you must tender all shares still subject to the grant. In other words, if you choose to tender any options granted on a particular grant date, you must tender all the options granted on that date. If you have been granted options on multiple grant dates, you may choose to tender options granted on one or more grant dates, but you do not need to tender all options granted at every grant date.

For example, if you hold an option to purchase 3,000 shares of common stock, then you must either tender all of such option to purchase the entire 3,000 shares of common stock or none of such option; you cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have more than one option grant, you may choose to tender all options granted on one date but retain all those granted on another date.


How does the exchange work?

To participate you must make a voluntary election on or before September 20, 2002 to cancel outstanding stock options. You will receive one new option for every eligible option that you exchange having an exercise price from $3.00 to $5.50 per share, and you will receive one new option for every two eligible options that you exchange having an exercise price above $5.50 per share. Replacement options will be issued in a full number of shares. Any fractional shares will be forfeited. Each new option will contain a new vesting schedule and other differences described in
Section 8.


What will the exercise price of my new options be?

The exercise price of the new options will be $0.86 per share, which was the closing price of the Company's common stock on the American Stock Exchange on August 5, 2002.

When will I receive my new options?

We will need time after the Exchange Offer Expiration Date to make the new options available to you and to provide you with documentation of the grant. You should receive the documentation relating to the new options within one month following the Exchange Offer Expiration Date.


Is this a repricing?

This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced, with no other changes in terms.


When will the new options vest and expire?

The replacement options will have a waiting period before they may be exercised that will be equal to the waiting period of the tendered options when they were granted. Existing options that had a two-year vesting period will be replaced by new options that will have a new two-year vesting period, and they will vest 100% on the two-year anniversary of the Replacement Grant Date. Existing options that vested immediately at the time of original grant will be replaced by options that will vest immediately as of the Replacement Grant Date. You will lose the benefit of any vesting of your tendered options that are accepted for exchange and cancelled in this offer. Each new option will expire ten years after the date it is granted.


What will be the terms and conditions of my new options?

The terms and conditions of the new options will be set forth in a new option agreement. The new options will differ from the cancelled options with respect to the exercise price, vesting schedule, and other differences described in
Section 8.


Can I have an example of an offer to exchange?

Example 1
Assumptions:
Your Original Grant Date:           February 15, 1997
Your Original Stock Option:         3,000 shares
Your Original Stock Option Price:   $ 4.00 per share
Your Original Vesting Schedule:     Two years vesting period.
                                    Vesting Date was February 15, 1999.

Your Replacement Grant Date:        August 5, 2002
Your New Stock Option:              3,000 shares
Your New Stock Option Price:        $0.86 per share
Your New Vesting Schedule:          Two years vesting period.
                                    Vesting date will be August 5, 2004

Example 2
Assuming the same facts as for
  Example 1 above, except:
Your Original Stock Option Price:   $ 6.00 per share
Your New Stock Option:              1,500 shares
                                    One new share for every two shares
                                    tendered.



In Example 2, for every two existing stock options that you tender having a current exercise price of more than $5.50 per share, you will receive one new stock option share. The vesting schedule would be exactly the same time period you had to wait for the original options to vest.


What happens if my new options end up underwater?

We are conducting this offer only at this time as a result of the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the Replacement Grant Date. We can provide no assurances as to the price of our common stock at any time in the future.


What happens if the Company is subject to a change in control after the new options are granted?

The Board of Directors may, in its discretion, take any action it deems appropriate with respect to the options, including substituting new options for unexpired options, assuming any unexpired options, terminating or cancelling unexpired options, or accelerating the vesting of any unexpired options.


How should I decide whether or not to participate?

The decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, our business and our stock price on the American Stock Exchange.


Will I have to pay taxes if I exchange my options in the offer?

We believe that the exchange will be treated as a non-taxable exchange. If you exchange your current options for new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Furthermore, at the Replacement Grant Date, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer.

Will my new options be incentive stock options or non-qualified options?

Each new option will be a non-qualified stock option.


What are the tax consequences of having a non-qualified stock option?

As noted above, your new options will be non-qualified stock options. You will not have taxable income, and we are not entitled to a tax deduction, upon the grant of the option. Upon exercise of a non-qualified stock option, you will have ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the option, and, provided that certain requirements of the Internal Revenue Code are met, we will be entitled to a corresponding tax deduction. Your tax basis in the shares of stock received upon exercise of a non-qualified stock option will be equal to the fair market value of such shares on the exercise date. If you sell the shares of stock you received upon exercise of a non-qualified stock option, you will generally realize a short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year after the date of exercise. The amount of gain or loss will be equal to the difference between the amount received in connection with the sale of the shares, and your tax basis in those shares.


When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

The offer expires on September 20, 2002, at 5:00 p.m., Central time, unless we extend it. We may, in our discretion, extend the offer at any time, but we do not presently expect to extend the offer. If the offer is extended, we will publicly announce the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period.


How do I tender my options?

If you decide to tender any of your options, you must deliver, before 5:00 p.m., Central time, on September 20, 2002, a properly completed and signed election form that we have provided to you, along with your tendered option agreements, to General Employment Enterprises, Inc., Attn:
Nancy C. Frohnmaier, Vice President and Corporate Secretary, General Employment Enterprises, Inc., One Tower Lane, Suite 2100, Oakbrook Terrace, IL 60181.

If we extend the expiration date of the offer beyond that time, you must deliver these documents before 5:00 p.m., Central time, on the extended expiration date of the offer.

We reserve the right to reject any or all tenders of options that we determine are not eligible to be tendered, are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer.

What will happen if I do not have my current stock option agreements?

If you lost or cannot locate the existing stock option agreements that you want to tender, you will need to submit to us, in the form that we provide to you, an affidavit stating that they are lost and that you agree that they will be cancelled.


If I participate, what will happen to my current options?

Options tendered and accepted will be cancelled.


What will happen if I do not turn in my form by the deadline?

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and on their original terms.


During what period of time may I withdraw previously tendered options?

You may withdraw your tendered options at any time before 5:00 p.m., Central time, on September 20, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until 5:00 p.m., Central time, on the extended expiration date of the offer. To withdraw tendered options, you must deliver to us a withdrawal form that we have provided to you, or a fax copy, with the required information, while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by following the procedures described above.


Has the Board of Directors approved the exchange offer?

The Board of Directors approved this offer on August 5, 2002. However, neither we nor the Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Stock Options. You need to decide independently whether to tender options.


Whom can I contact if I have questions about the offer?

For additional information or assistance, you should contact in writing:
                   Herbert F. Imhoff, Jr.
      Chairman of the Board and Chief Executive Officer
            General Employment Enterprises, Inc.
                 One Tower Lane, Suite 2100
                 Oakbrook Terrace, IL  60181
                  e-mail: cimhoff@genp.com
                    Fax:   (630) 954-0595

                          IMPORTANT

If you wish to tender your eligible options for exchange, you must complete and sign the election form in accordance with its instructions, and mail or otherwise deliver it, along with your tendered option agreements, to us at General Employment Enterprises, Inc., Attn: Nancy C. Frohnmaier, Vice President and Corporate Secretary, One Tower Lane, Suite 2100, Oakbrook Terrace, IL 60181.

You should direct questions about this offer or requests for assistance to Herbert F. Imhoff, Jr., Chairman of the Board and Chief Executive Officer of General Employment
Enterprises, Inc., by e-mail at cimhoff@genp.com or by fax at (630) 954-0595.

We are not making this offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

                          THE OFFER

1. Number of Options and Exercise Price; Expiration Date.

We are offering our employees the opportunity to exchange all outstanding options to purchase shares of our common stock that have an exercise price equal to or greater than $3.00 per share, granted under the General Employment Enterprises, Inc. 1995 Stock Option Plan, the General Employment Enterprises, Inc. 1997 Stock Option Plan and the General Employment Enterprises, Inc. 1999 Stock Option Plan (the "Plans") for new options to purchase shares of our common stock. If you wish to accept this offer, you must complete an election form agreeing to exchange your Eligible Stock Options for new options. This offer currently expires at 5:00 p.m., Central time, on September 20, 2002, unless we extend the offer to a later date. Section 14 describes our rights to extend, terminate and amend the offer.

Under the terms of this offer, you are given the opportunity to exchange your existing eligible options for replacement options that will have an exercise price of $0.86 per share, which was the closing price of the Company's common stock on the American Stock Exchange on August 5, 2002. You will receive one new option for every eligible option that you exchange having an exercise price from $3.00 to $5.50 per share, and you will receive one new option for every two eligible options that you exchange having an exercise price above $5.50 per share. Replacement options will be issued in a full number of shares. Any fractional shares will be forfeited.

The replacement options to be issued to you will be considered granted as of August 5, 2002 and they will expire on August 4, 2012. The replacement options will have a waiting period before they may be exercised that will be equal to the waiting period of the tendered options when they were granted.

If your employment with General Employment Enterprises, Inc. or one of its subsidiaries terminates after you tendered your options but before the expiration date of this offer, you are not eligible to participate in the offer. No options with an exercise price of less than $3.00 per share are eligible to be exchanged in the offer. Participation in this offer does not confer upon you the right to remain employed by us or any of our subsidiaries.

At August 5, 2002, options to purchase 723,149 shares of our common stock were issued and outstanding under the Plans. Of these options, 600,149 are eligible to be exchanged in the offer. The shares of common stock issuable upon exercise of options that may be tendered in connection with the offer represent approximately 83% of the shares of common stock issuable upon exercise of all options outstanding under the Plans as of August 5, 2002.

If we decide to take any of the following actions, then we will publish notice of that action:

(a) increase or decrease what you will receive for the options you tender that are accepted for exchange;

(b) increase or decrease the number of options eligible to be tendered in the offer; or

(c) extend or terminate the offer.

If we take any of the above actions and the offer is scheduled to expire at any time earlier than ten business days from, and including, the date that notice of the particular action is first published, sent or given in the manner specified, we will also extend the offer so that it will expire ten business days after the date of that notice. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central time.


2. Purpose of the Offer.

We issued the options outstanding under the Plans for the following purposes:

(a) to provide our employees an opportunity to acquire or increase a proprietary interest in our company and thereby maximize shareholder value, thereby creating a stronger incentive to expend maximum effort for our growth and success;

(b) to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value;
and

(c) to encourage our employees to continue their employment with us.


Many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. Because of this, we believe these options are not providing our employees and non-employee directors the opportunity and incentive we desire to provide and that these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that had an exercise price equal to the market value of our common stock on the Replacement Grant Date, we intend to provide you with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for you and thereby maximize shareholder value.
We believe that this program will correct the current underwater options issue, but it is not guaranteed to do so considering the ever-present risks associated with a volatile and unpredictable stock market.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

(b) any purchase, sale or transfer of a material amount of our assets;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

(e) any other material change in our corporate structure or business;

(f) our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act");

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i) the acquisition by any person of additional securities of our company, or the disposition of securities of our company, other than the acquisition of our common stock pursuant to the exercise of options by our employees or the grant of options to our employees in the ordinary course of business; or

(j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of our company by any person.


Although our Board of Directors has approved this offer, the board recognizes that the decision to accept or reject the offer is an individual decision that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation.

Neither we nor our Board of Directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to carefully consider all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.


3. Procedures for Tendering Options.

To validly tender your options in this offer, you must properly complete, execute and deliver the election form, along with your tendered options, to the attention of Nancy
C. Frohnmaier, Vice President and Corporate Secretary, by mail or delivery at One Tower Lane, Suite 2100, Oakbrook
Terrace, IL 60191, before the expiration date of the offer.

If you do not turn in your election form by the expiration date of the offer, then you will not participate in the exchange, and all stock options currently held by you will remain intact at their original exercise price and on their original terms.

The method of delivery of all documents, including election forms, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us.

We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not eligible to be tendered, are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange properly and timely tendered options that are not validly withdrawn. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Your tender of options following the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options validly tendered by you will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept for exchange, promptly after the expiration of the offer, all options properly tendered by eligible employees that have not been validly withdrawn.


4. Withdrawal Rights.

You may only withdraw your tendered options in accordance with the provisions of this Section 4.

You may withdraw your tendered options at any time before 5:00 p.m., Central time, on September 20, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the new expiration time.

To validly withdraw tendered options, you must deliver a withdrawal form to Nancy C. Frohnmaier, Vice President and Corporate Secretary, by fax at (630) 954-0595 or by mail or delivery at One Tower Lane, Suite 2100, Oakbrook Terrace, IL 60181, before the expiration of the offer. The withdrawal form must specify your name, the grant date, the exercise price, and the total number of option shares subject to each option to be withdrawn. Except as described in the following sentence, the withdrawal form must be executed exactly as your name appears on the option agreement or agreements evidencing the options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the withdrawal form.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

Neither General Employment Enterprises, Inc. nor any other person is obligated to give notice of any defects or irregularities in any withdrawal form, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding on all parties.


5. Acceptance of Options for Exchange and Issuance of New
Options.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the Exchange Offer Expiration Date, we will accept for exchange and cancel options properly tendered by eligible employees that have not been properly withdrawn before the expiration date. If your options are properly tendered and accepted for exchange by September 20, 2002 and the expiration date for the offer is not extended, we will grant your new options effective as of the Replacement Grant Date.

You will receive one new option for every eligible option that you exchange having an exercise price from $3.00 to $5.50 per share, and you will receive one new option for every two eligible options that you exchange having an exercise price above $5.50 per share. Replacement options will be issued in a full number of shares, and any fractional shares will be forfeited.

To receive grants of new options pursuant to the offer and under the terms of the Plans, you must be an active employee of General Employment Enterprises, Inc. or one of its subsidiaries from the date you tender your Eligible Stock Options through the Exchange Offer Expiration Date. If you are not an active employee or non-employee board member of General Employment Enterprises, Inc. or one of its subsidiaries from the date you tender your Eligible Stock Options through the Exchange Offer Expiration Date, you will not be eligible to participate in the offer, and your tendered options will not be accepted for exchange.

For purposes of the offer, we will be deemed to have accepted for exchange all options that are properly tendered by eligible employees that have not been properly withdrawn, if and when we give written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept for exchange, promptly after the expiration of the offer, all properly tendered options that are not properly withdrawn. If you tender options properly, promptly after we receive tendered options for exchange, we will send you a confirming receipt thereof by mail or, if you choose, by e-mail or fax.


6. Conditions of the Offer.

We will not be required to accept any options tendered for exchange, and we may postpone our acceptance and cancellation of any options tendered for exchange if before the Exchange Offer Expiration Date anyone threatens or files suit or regulatory action is taken that, in our reasonable judgment would (1) make the acceptance for the exchange of, or issue of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer; or (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options.


7. Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the American Stock Exchange under the symbol "JOB." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the American Stock
Exchange:

          Fiscal Quarter End   High           Low

          June 30, 2002       $1.99          $1.20
          March 31, 2002      $1.79          $1.20
          December 31, 2001   $1.70          $1.04
          September 30, 2001  $2.73          $1.13

          June 30, 2001       $2.74          $2.30
          March 31, 2001      $3.38          $2.30
          December 31, 2000   $3.75          $2.50
          September 30, 2000  $3.88          $3.25


As of August 19, 2002, the last reported sale price of our common stock, as quoted on the American Stock Exchange, was $0.90 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.


8. Source and Amount of Consideration; Terms of New Options.

Number of New Options
We will issue new options to purchase common stock under the Plans in exchange for outstanding Eligible Stock Options properly tendered by eligible employees and non-employee directors and accepted for exchange by us. You will receive one new option for every eligible option that you exchange having an exercise price from $3.00 to $5.50 per share, and you will receive one new option for every two options that you exchange having an exercise price above $5.50 per share. Replacement options will be issued in a full number of shares, and any fractional shares will be forfeited. If we receive and accept tenders of all outstanding Eligible Stock Options, we will grant new options to purchase up to a maximum of 445,360 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 8.7% of the total shares of our common stock outstanding as of August 5, 2002.

Terms of New Options
The new options will be issued under the Plans. We will issue one or more new option agreements to each option holder who receives new options in the offer. The following description of the Plans and the new option agreements are summaries, and may not be complete. The Plans and the form of the new stock option agreement, filed as Exhibits (d)(1),
(d)(2), (d)(3), (d)(4) and (d)(5), respectively, to the Tender Offer Statement on Schedule TO filed with the SEC, are hereby incorporated by reference. You may also contact us in the manner described in Section 16 to request copies of the Plans or the form of the new option agreement. Upon your request, copies will be provided promptly and at our expense.

The terms and conditions of your current options are set forth in the Plans under which they were granted and the stock option agreements you entered into in connection with the grants. The terms and conditions of the Plans are summarized in the prospectuses prepared by us and previously distributed to you.

General
The shareholders approved the Plans on February 27, 1995, February 24, 1997 and February 22, 1999, respectively. We are authorized to issue up to a total of 878,593 shares of common stock under the Plans. All options we acquire pursuant to this offer will be cancelled and the shares of common stock subject to those options, will be returned to the pool of shares available for grants of new options under the Plans and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with this offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the American Stock Exchange or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

Administration
The Compensation and Stock Option Committee of the Board of
Directors administers the Plans. It consists of not less than two of our non-employee directors.

Time of Exercise
Generally, you may exercise the vested portion of a new option at any time. At the time of exercise, you must be an employee or non-employee director of General Employment Enterprises, Inc. or one of our subsidiaries and have been continuously so employed from the date we issue you the new options through the date of exercise. In the event of your death or disability during your employment or service with General Employment Enterprises, Inc. or one of our subsidiaries, or in the event of your retirement from General Employment Enterprises, Inc. or one of our subsidiaries, the options that you hold on that date will become fully exercisable. Such options will expire on the earlier of the first anniversary of the death, disability or retirement, or the date that they expire under their terms.

Exercise Price
The exercise price of the new options will be $0.86 per share, which was the closing price of the Company's common stock on the American Stock Exchange on August 5, 2002.

Vesting/Expiration
The replacement options will have a waiting period before they may be exercised that will be equal to the waiting period of the tendered options when they were granted. Existing options that had a two-year vesting period will be replaced by new options that will have a new two-year vesting period, and they will vest 100% on the two-year anniversary of the Replacement Grant Date. Existing options that vested immediately at the time of original grant will be replaced by options that will vest immediately as of the Replacement Grant Date. Each new option will expire ten years after the date it is granted.

Change in Control
In addition, the Board of Directors may, in its discretion, take action it deems appropriate with respect to the options, including substituting new options for unexpired options, assuming any unexpired options, terminating or cancelling unexpired options, or accelerating the vesting of any unexpired options.

Federal Income Tax Consequences of Options
Each new option will be a non-qualified stock option under the Internal Revenue Code.

Generally, no taxable income is recognized by an optionee upon the grant of a non-qualified option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-qualified option. The deduction will in general be allowed for the taxable year of the Company in which the ordinary income is recognized by the optionee.

Our statements in this offer concerning the eligible option plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the forms of option agreements under the Plans.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

Registration of Option Shares
All shares of common stock issuable upon exercise of options under the Plans, including shares that will be issuable upon exercise of the new options, have been or will be registered under the Securities Act of 1933 on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of ours, you will be able to sell shares you obtain upon the exercise of vested new options free of any transfer restrictions under applicable securities laws.


9. Information Concerning General Employment Enterprises,
Inc.

General Employment Enterprises, Inc. was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893. In 1987 the Company established Triad Personnel Services, Inc., a wholly owned subsidiary, incorporated in the State of Illinois. The Company provides information technology and technical staffing services, operating 33 branch offices in major metropolitan and suburban business centers in 12 states.
Our principal executive offices are located at One Tower Lane, Suite 2100, Oakbrook Terrace, IL 60181. Our telephone number is (630) 954-0400.

Selected Financial Data
Set forth below is a summary of our selected financial information. The financial data as of and for the years ended September 30, 2001 and 2000 are derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2001. The financial data as of June 30, 2002 and for the nine-months ended June 30, 2002 and 2001 are derived from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. This financial data should be read together with Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended September 30, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

                                    Nine Months            Year Ended
                                  Ended June 30          September 30
(In Thousands, Except Per Share)  2002     2001         2001     2000

Operating results:
Net revenues                   $15,397  $24,582      $31,035  $39,802
Income (loss) from  operations  (3,727)  (1,203)      (2,217)   3,577
Net income (loss)               (2,255)    (481)      (1,066)   2,532

Per share data:
Net income (loss) - basic      $ (0.44) $ (0.09)     $ (0.21)  $ 0.50
Net income (loss) - diluted      (0.44)   (0.09)       (0.21)    0.49
Cash dividends declared             --       --           --     0.30
Book value                        2.12                  2.57     2.78

Balance sheet data:
Net working capital            $ 7,572               $ 9,444  $11,300
Shareholders' equity            10,857                13,077   14,143
Total assets                    12,941                15,679   19,979



10. Interests of Directors and Officers; Transactions and
Arrangements Concerning the Options.

All of our employees and non-employee directors holding
Eligible Stock Options are eligible to tender options for exchange under the offer.

A list of our executive officers and non-employee directors is attached as Schedule A. Schedule A also sets forth the number of options they beneficially own that are eligible to be tendered. As of August 5, 2002, our executive officers and non-employee directors who are eligible to tender outstanding options beneficially owned eligible options to purchase a total of 421,611 shares of our common stock, which represented approximately 70% of all options outstanding as of that date which are eligible to be exchanged under this offer.

Schedule B to this offer lists all transactions in our common stock that were effected during the past 60 days, to our knowledge, by any of our executive officers and non-employee directors.


11. Status of Options Acquired by Us in the Offer;
Accounting Consequences of the Offer

All options we acquire pursuant to the offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the Plans and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the American Stock Exchange or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

The Company's Board of Directors has approved the adoption of expensing the fair value of stock options pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," effective retroactively to October 1, 2001. Under this method of accounting, the Company will record an expense whenever it grants stock options to its employees or non-employee directors, including the new options granted under this offer. The amount of the expense will be determined as the fair value of the stock options on the date of grant, using the Black-Scholes option pricing model, and the expense will be recorded on the books of the Company in the periods that the new options will become vested. We estimate that the pretax cost of expensing the stock options under the offer will be a maximum of $125,000, to be recorded over the vesting periods of the options.


12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.


13. Material Federal Income Tax Consequences.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. We have not obtained or sought to obtain a tax ruling with regard to this offer. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Upon the granting of new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income. (See Section 8.)

14. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Notwithstanding the foregoing, we will return the options tendered for exchange promptly after termination or withdrawal of an offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer. Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Central time, on the next business day after the last previously scheduled or announced expiration date.

Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer as required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum amount of time the offer must remain open following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will notify you of such action:

(a) increase or decrease the amount of consideration offered for the options;

(b) decrease the number of options eligible to be tendered in the offer; or

(c)increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.


If we take any of the three aforementioned actions and the offer is scheduled to expire at any time earlier than ten business days from, and including, the date that notice of the applicable action is first published, sent or given in the manner specified, we will also extend the offer so that it will expire ten business days after the date of such notice.

15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.


16. Additional Information.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer is a part. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before deciding on whether to tender your options:

(a) our annual report on Form 10-K for our fiscal year ended
September 30, 2001, filed with the SEC on November 21, 2001;

(b) our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 2, 2002;

(c) our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 7, 2002;

(d) our quarterly report on Form 10-Q for our fiscal quarter ended December 31, 2001, filed with the SEC on February 1,
2002;

(e) our Form S-8 filed with the SEC on April 25, 1995, which contains our 1995 Stock Option Plan;

(f) Exhibit 10(n) to our Form 10-KSB for the fiscal year ended September 30, 1998, which contains our 1997 Stock
Option Plan;

(g) Exhibit 10 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which contains our 1999 Stock
Option Plan; and

(h) Any document that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this offer to exchange and before the termination of this offer. Information in these filings is deemed to be incorporated by reference as of the date we make the filing.


These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following public reference room:

              450 Fifth Street, N.W. Room 1024
                   Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our
SEC filings are also available to the public on the SEC's
Internet site at http://www.sec.gov.

Our common stock is quoted on the American Stock Exchange under the symbol "JOB."

We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you including exhibits to those documents that are specifically incorporated by reference into our Schedule TO filing but not any other exhibits to those documents. Requests should be directed to:

                     Nancy C. Frohnmaier
            General Employment Enterprises, Inc.
                 One Tower Lane, Suite 2100
                 Oakbrook Terrace, IL  60181
               e-mail: nfrohnmaier@genpent.com

or by telephoning (630) 954-0400 between the hours of 8:30 a.m. and 5:00 p.m., Central time.

The information about General Employment Enterprises, Inc.
contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.


17. Miscellaneous.

This report and other reports and statements filed by us from time to time with the SEC contain or may contain certain forward-looking statements and information that are based on beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in SEC filings, and in oral statements by us the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions as they relate to us or our management, identify forward-looking statements. Such statements reflect our then-current views with respect to future events and are subject to certain risks, uncertainties and assumptions relating to our operations and results of operations, competitive factors and pricing pressures, shifts in market demand, the performance and needs of the industries served by us, and other risks and uncertainties, including, in addition to any uncertainties specifically identified in the text surrounding such statements and those identified below, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including our shareholders, customers, suppliers, business partners, competitors, and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary significantly from those anticipated, believed, estimated, expected, intended or planned.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Any questions or requests for assistance or additional copies of any documents referred to in the offer may be directed to Herbert F. Imhoff, Jr., Chairman of the Board and Chief Executive Officer, by e-mail at cimhoff@genp.com, or to Nancy C. Frohnmaier, Vice President and Corporate Secretary, by e-mail at nfrohnmaier@genpent.com or by fax at
(630) 954-0595 or by mail at One Tower Lane, Suite 2100, Oakbrook Terrace, IL 60181.

                         SCHEDULE A

   Information About Our Directors and Executive Officers

The following persons are the executive officers and non-employee directors of General Employment Enterprises, Inc. No other persons control General Employment Enterprises, Inc. and no executive officer or director of any corporation or other person is ultimately in control of General Employment Enterprises, Inc. The address for each person listed is One Tower Lane, Suite 2100, Oakbrook Terrace, IL 60181.

                                                      Number of
                                                       Options
                                                       Eligible
Name                    Position                    to be Tendered

Herbert F. Imhoff, Jr.  Chairman of the Board,         125,912
                        Chief Executive Officer,
                        President and Director
Kent M. Yauch           Vice President, Chief           39,947
                        Financial Officer, Treasurer
                        and Director
Gregory Chrisos         Vice President                  62,295
Nancy C. Frohnmaier     Vice President                  42,236
                        and Corporate Secretary
Marilyn L. White        Vice President                  61,297
Dennis W. Baker         Director                         5,000
Sheldon Brottman        Director                        39,962
Delain G. Danehey       Director                        39,962
Joseph F. Lizzadro      Director                         5,000

Group total                                            421,611

                         SCHEDULE B

       Transactions Concerning Shares of Common Stock

The following persons are the executive officers and non-employee directors that effected transactions in our common stock during the past 60 days.

                                                 Number of
Name and Position      Date    Transaction         Shares    Price

Kent M. Yauch        8/16/02   Acquisition (1)     1,000     $0.87
Vice President,
Chief Financial
Officer,
Treasurer and
Director

Gregory Chrisos       7/2/02   Acquisition (2)        76      1.32
Vice President        8/6/02   Acquisition (2)       102      0.98

Joseph F. Lizzadro   6/14/02   Acquisition (1)     1,000      1.30
Director

(1) Shares acquired through open market transaction.
(2) Shares acquired through the Company's Employee Stock Purchase Plan.